EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Completes Successful Debt Refinancing

BUFFALO, NY, May 14, 2021 – Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company” or “Columbus McKinnon”), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced that the Company has entered into a covenant-lite term loan credit agreement, providing a Term Loan B Facility (“the Facility”) of seven years in the amount of $450 million. The interest rate under the new Facility will be determined based on LIBOR plus 2.75% with a 0.5% LIBOR floor and an issue price of 99.75.

The proceeds were used to refinance the remaining amount of the existing $650 million first lien bridge loan that was funded in April 2021 to refinance the Company’s previous Term loan B and fund the acquisition of Dorner Manufacturing Corporation. The new financing also includes a $100 million, five-year revolving credit facility with a springing first-lien net leverage covenant. The remaining portion of outstanding borrowings under the Company’s first lien bridge loan has been repaid with the net proceeds of $198.2 million from its common stock offering and existing cash on hand.

Gregory P. Rustowicz, Chief Financial Officer of Columbus McKinnon, noted, “We are very pleased with the strong interest and resulting favorable terms for this new credit agreement. The facility provides a permanent capital structure that is flexible and low cost. Because of the success of our equity offering and our strong cash generation capabilities, we expect to de-lever much quicker to our target net leverage ratio of 2.0x. Importantly, we have the financial flexibility to continue to advance our organic and acquisitive growth initiatives.”
About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, precision conveyor systems, actuators, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability to generate cash and de-lever the balance sheet, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com